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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-76196 of GC Companies, Inc. on Form S-8 of our report dated January 24, 2002, (which expresses an unqualified opinion and includes explanatory paragraphs relating to an emphasis of a matter and the going concern uncertainty related to the Company's Reorganization Proceedings under Chapter 11 of the Federal Bankruptcy Code and a change in the method of accounting for costs of start-up activities, appearing in this Annual Report on Form 10-K of GC Companies, Inc. for the year ended October 31, 2001.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 28, 2002